Exhibit 23.5



Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sealed Air Corporation for the registration of 5,072 shares of its common stock and to the incorporation by reference therein of our report dated 26 August 1994
(21 December 1994 as to certain information in Notes 16, 23 and 24), with respect to the consolidated financial statements of Trigon Industries Limited as of 30 June 1994 and for the year then ended, included in Sealed Air Corporation's Current Report (Form 8-K) dated 24 January 1994, filed with the Securities and Exchange Commission.



                                                        s/ERNST & YOUNG
                                                        Chartered Accountants

Auckland, New Zealand
9 August 1995